Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Nadean Novogratz

Investor Relations

212-479-5295

Newcastle Announces First Quarter 2011 Results

FIRST QUARTER 2011 FINANCIAL RESULTS

New York, NY, May 6, 2011 – Newcastle Investment Corp. (NYSE: NCT) reported that in the first quarter of 2011, income applicable to common stockholders (“GAAP income”) was $108 million, or $1.73 per diluted share, compared to $180 million, or $3.36 per diluted share, in the first quarter of 2010.

GAAP income of $108 million consisted of the following: $26 million, or $0.41 per diluted share, of net interest income less expenses (net of preferred dividends), compared to $13 million, or $0.24 per diluted share, in the first quarter of 2010; $45 million of other income primarily related to a $34 million net gain on the settlement of investments and an $11 million gain on the extinguishment of CDO debt; and $37 million representing the reversal of prior valuation allowances on loans net of impairment recorded on securities.

In the first quarter of 2011, GAAP book value increased $323 million or $5.16 per share. As of March 31, 2011, GAAP book value was $14 million or $0.18 per share, compared to $(309) million or $(4.98) per share as of December 31, 2010.

On March 29, 2011, Newcastle completed the sale of 17.3 million shares of its common stock, at a price of $6.00 per share. The net proceeds of the sale were $98 million, after deducting underwriting discounts and offering expenses.

On March 30, 2011, the Board of Directors declared dividends on the Company’s Series B, Series C and Series D Preferred Stock for the period beginning February 1, 2011 and ending April 30, 2011. The Company paid total dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.75% Series B, 8.05% Series C and 8.375% Series D preferred stock, respectively. For the first quarter of 2011, Newcastle’s Board of Directors elected not to pay a dividend on its common stock.

For a reconciliation of income applicable to common stockholders to net interest income less expenses (net of preferred dividends), please refer to the tables following the presentation of GAAP results.

RECOURSE DEBT FINANCING AND CASH

As of May 4, 2011, the Company’s cash and current financings are set forth below. These amounts do not include the use of $25 million of unrestricted cash and $208 million of restricted cash on committed but not funded investments which are described further in subsequent events:

•	Cash – The Company had unrestricted cash of $129 million. In addition, the Company had $152 million of restricted cash available for reinvestment within its consolidated CDOs;

•

Margin Exposure – The Company had margin exposure of $17 million related to the financing of the Newcastle CDO VI Class I-MM notes (of which only $4 million is recourse) and $106 million related to the financing of FNMA and FHLMC securities.

The following table illustrates the change in cash and recourse financings, excluding junior subordinated notes ($ in millions):

	May 4, 2011	Mar 31, 2011	Dec 31, 2010
CDO Cash for Reinvestment	$152	$128	$150
Unrestricted Cash	129	161	34
Recourse Financings
Non-FNMA/FHLMC (non-agency)
NCT CDO senior bonds	4	4	5

Subtotal	4	4	5

FNMA/FHLMC Securities	106	79	—

Total Recourse Financings	$110	$83	$5

CDO FINANCINGS

The following table summarizes the cash receipts in the first quarter of 2011 from the Company’s consolidated CDO financings, their related coverage tests and negative watch assets ($ in thousands):

	Primary		Interest Coverage % Excess (Deficiency)	Over Collateralization Excess (Deficiency)						Assets on
	Collateral	Cash	May 4,	May 4, 2011 (2)		March 31, 2011 (2)		December 31, 2010 (2)		Negative
	Type	Receipts (1)	2011 (2)%		$	%	$	%	$	Watch (3)
CDO IV	Securities	$1,331	204.3%	-2.6%	(7,075)	-2.6%	(7,075)	-10.8%	(33,908)	$11,046
CDO V	Securities	132	102.6%	-14.6%	(50,979)	-14.6%	(50,979)	-8.3%	(30,319)	26,408
CDO VI	Securities	207	-80.7%	-53.2%	(187,742)	-52.0%	(183,733)	-46.9%	(178,604)	22,133
CDO VIII	Loans	3,783	327.0%	8.0%	51,422	7.3%	47,158	9.9%	63,954	—
CDO IX	Loans	4,353	304.6%	14.2%	91,603	14.2%	91,539	18.5%	119,317	—
CDO X	Securities	3,195	189.1%	1.7%	21,302	4.4%	53,500	4.0%	48,480	20,200

Total		$13,001								$79,787

(1)	Represents cash received from each CDO based on all of the interests in such CDO (including senior management fees but excluding principal received from CDO bonds owned by the Company). Cash receipts for the quarter ended March 31, 2011 may not be indicative of cash receipts for subsequent periods. See Forward-Looking Statements below for risks and uncertainties that could cause cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents excess or deficiency under the applicable interest coverage or over collateralization test to the first threshold at which cash flow would be redirected. The Company generally does not receive material interest cash flow from a CDO until a deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before May 4, 2011, March 31, 2011, or December 31, 2010, as applicable. The CDO IV and V tests are conducted only on a quarterly basis (December, March, June and September).
(3)	Represents the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P or Fitch). Amounts are as of the determination date pertaining to March 2011 remittances for CDO IV and V (these tests are conducted only on a quarterly basis) and as of the determination date pertaining to April 2011 remittances for all other CDOs. The amounts include $13 million of bonds issued by Newcastle, which are eliminated in consolidation and not reflected in the investment portfolio disclosures.

•	$1.7 million of the $13 million CDO cash receipts were senior collateral management fees, which were not subject to the related CDO coverage tests.

•	The cash receipts above also include $0.9 million of non-recurring fees.

•

In addition, the Company received $9.7 million of unrestricted cash from principal repayments on Newcastle CDO debt. This cash represents a return of principal and a realization of the difference between par and the discounted purchase price of the Newcastle CDO debt.

SUBSEQUENT EVENTS

On May 4, 2011, Newcastle completed a new securitization to refinance its Manufactured Housing Loans Portfolio II (the “Portfolio”). Newcastle sold $197 million outstanding principal balance of manufactured housing loans, with an average net coupon of 8.7%, to Newcastle Investment Trust 2011-MH 1 (the “Trust”), an indirect wholly-owned subsidiary of Newcastle. The Trust issued $160 million aggregate principal amount of investment grade notes, of which $143 million was sold to third parties and $17 million was sold to one of Newcastle’s CDOs. The Company invested $20 million of unrestricted cash to retain the below investment grade notes and residual interest in the securitization. The $160 million of investment grade notes that term financed the Portfolio is non-recourse to the Company and has a weighted average funding cost of 3.7%. At the closing of the securitization, Newcastle terminated the related interest rate swap contracts, repaid $164 million of existing debt, and paid related transaction costs. The weighted average funding cost of the repaid debt was 5.3%.

Since quarter-end, Newcastle invested or committed to invest $63 million of unrestricted cash with an expected average return of 20% and invested or committed to invest $228 million of restricted CDO cash with an average coupon of 7.5%.

Unrestricted cash investment activities:

In April 2011, Newcastle repurchased $37 million of Newcastle CDO debt at an average price of 49% of par, investing $18 million of unrestricted cash. Assuming the collateral in the CDOs is held to maturity, the Company projects the investment to have an average life of 8.3 years and generate an expected return of 17%.

On May 4, 2011, the Company purchased $12 million face amount of BB- rated notes and the residual interest in the Newcastle Investment Trust 2011-MH 1 for a total of $20 million. Assuming the loans are held to maturity, the Company projects the investment to have an average life of 8.0 years and generate an expected return of 30% on the $20 million investment.

The Company has committed to invest $25 million in two real estate related investments with an average expected return of 14.5%.

Restricted CDO cash investment activities:

In April 2011, the Company purchased $20 million of fixed rate assets with an average coupon of 6.6% at an average price of 99.5% of par, investing $19.9 million of restricted CDO cash. The assets have an average life of 9.9 years and an expected return of 6.8%.

The Company has committed to purchase $210 million of assets with an average coupon of 7.6% and an average price of 99.1% of par or $208 million. These investments will be funded from current restricted CDO cash and receipts from expected principal repayments and asset sales.

•	$160 million are commercial real estate mezzanine loans with an initial average coupon of 7.1% that adjusts monthly at a rate of one month LIBOR + 6.1%, subject to interest rate floors.

•	$50 million is a commercial real estate mezzanine loan with a fixed coupon of 9%.

INVESTMENT PORTFOLIO

Newcastle’s $4.2 billion investment portfolio (with a basis of $3.1 billion) consists of commercial, residential and corporate debt. During the quarter, the weighted average carrying value on the March 31, 2011 portfolio changed from 73.4% to 77.3%, an increase of $162 million. The face amount of the portfolio decreased by $129 million, primarily as a result of principal repayments of $250 million, sales of $177 million and actual principal write-downs of $44 million, offset by purchases of $337 million at a weighted average price of 98% of par, a weighted average yield of 6.0%, and a weighted average life of 5.0 years.

The following table describes the investment portfolio as of March 31, 2011 ($ in millions):

	Face Amount $	Basis Amount $ (1)	% of Total Basis	Carrying Value Amount $	Number of Investments	Credit (2)	Weighted Average Life (yrs) (3)
Commercial Assets
CMBS	$1,890	$1,319	43.0%	$1,444	248	BB	3.7
Mezzanine Loans	531	395	12.9%	395	16	62%	2.3
B-Notes	233	159	5.2%	159	9	77%	1.6
Whole Loans	31	31	1.0%	31	3	48%	3.0
Other Investments (4)	25	25	0.8%	25	1	—	—

Total Commercial Assets	2,710	1,929	62.9%	2,054			3.2

Residential Assets
MH and Residential Loans	415	361	11.7%	361	10,959	703	6.7
Subprime Securities	326	157	5.1%	179	82	B-	5.7
Real Estate ABS	71	48	1.6%	50	21	BB+	5.5

	812	566	18.4%	590			6.2

FNMA/FHLMC Securities	88	91	3.0%	92	13	AAA	4.7

Total Residential Assets	900	657	21.4%	682			6.0

Corporate Assets
REIT Debt	299	298	9.7%	315	38	BBB-	3.4
Corporate Bank Loans	278	184	6.0%	184	7	CC	3.4

Total Corporate Assets	577	482	15.7%	499			3.4

Total/Weighted Average (5)	$4,187	$3,068	100.0%	$3,235			3.9

(1)	Net of impairment.
(2)	Credit represents the weighted average of minimum ratings for rated assets, the Loan to Value ratio (based on the appraised value at the time of purchase or refinancing) for non-rated commercial assets, or the FICO score for non-rated residential assets and an implied AAA rating for FNMA/FHLMC securities. Ratings provided herein were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time.
(3)	Weighted average life is based on the timing of expected principal reduction on the asset.
(4)	Relates to an equity investment in a REO property.
(5)	Excludes unconsolidated CDO securities with a face amount of $169 million (valued at $6 million), operating real estate held for sale of $8 million and loans subject to call option with a face amount of $406 million.

Commercial Assets

The Company owns $2.7 billion of commercial assets (with a basis of $1.9 billion), which includes CMBS, mezzanine loans, B-Notes, whole loans and other investments.

•

During the quarter, the Company purchased $179 million of mezzanine loans and CMBS, sold $154 million of CMBS, received principal repayments of $130 million of mezzanine loans and CMBS and had $25 million of actual mezzanine loan principal write-downs.

•

Regarding the Company’s CMBS portfolio, one security or $3 million was upgraded (from a rating of BB+ to BBB-), six securities or $77 million were affirmed and 29 securities or $214 million were downgraded (from a weighted average rating of BB- to CCC+).

•	The weighted average carrying value of these assets changed from 66.9% to 75.8%, an increase of $146 million in the quarter.

CMBS portfolio ($ in thousands):

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $	Delinquency 60+/FC/REO (3)	Principal Subordination (4)	Weighted Average Life (yrs) (5)

Pre 2004	BB+	78	398,584	368,674	28.0%	353,819	5.2%	10.7%	2.3
2004	BB-	51	344,700	252,062	19.1%	222,352	2.8%	6.7%	3.3
2005	BB-	35	376,324	207,958	15.8%	279,530	4.6%	8.6%	4.1
2006	BB+	52	487,365	347,370	26.3%	406,930	5.0%	12.1%	3.7
2007	B	23	195,684	58,778	4.5%	95,582	11.6%	11.8%	3.8
2010	BBB-	5	56,798	53,166	4.0%	55,254	0.0%	5.5%	9.6
2011	BBB+	4	31,000	30,576	2.3%	30,481	0.0%	10.0%	9.8

TOTAL/WA	BB	248	1,890,455	1,318,584	100.0%	1,443,948	5.0%	9.9%	3.7

(1)	The year in which the securities were originally issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, which may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had approximately $25 million of CMBS assets that were on negative watch for possible downgrade by at least one rating agency as of March 31, 2011.
(3)	The percentage of underlying loans that are 60+ days delinquent, in foreclosure or considered real estate owned (REO).
(4)	The percentage of the outstanding face amount of securities that is subordinate to the Company’s investments.
(5)	Weighted average life is based on the timing of expected principal reduction on the asset.

Mezzanine loans, B-Notes and whole loans portfolio ($ in thousands):

Asset Type	Number	Face Amount ($)	Basis Amount ($)	% of Total Basis	Carrying Value Amount ($)	WA First $ Loan to Value (1)	WA Last $ Loan to Value (1)	Delinquency (%) (2)
Mezzanine Loans	16	530,664	394,656	67.5%	394,656	50.5%	62.0%	9.7%
B-Notes	9	233,132	159,069	27.2%	159,069	62.1%	76.6%	19.3%
Whole Loans	3	30,872	30,872	5.3%	30,872	0.0%	48.2%	0.0%

Total/WA	28	794,668	584,597	100.0%	584,597	52.0%	65.7%	12.2%

(1)	Loan to Value is based on the appraised value at the time of purchase or refinancing.
(2)	The percentage of underlying loans that are non-performing, in foreclosure, under bankruptcy filing or considered real estate owned.

Residential Assets

The Company owns $900 million of residential assets (with a basis of $657 million), which include manufactured housing (“MH”) loans, residential loans, subprime securities, real estate ABS and FNMA/FHLMC securities.

•

During the quarter, the Company purchased $106 million of subprime securities, real estate ABS and FNMA/FHLMC securities, sold $17 million of subprime securities and real estate ABS, received principal repayments of $20 million and had $16 million of subprime securities actual principal write-downs.

•

Regarding the Company’s ABS portfolio, one security or $22 million was upgraded (from a weighted average rating of B to BB), 16 securities or $31 million were affirmed and 20 securities or $54 million were downgraded (from a weighted average rating of BB- to CCC).

•	The weighted average carrying value of these assets changed from 70.3% to 75.9%, an increase of $5 million in the quarter.

Manufactured housing and residential loan portfolios ($ in thousands):

Deal	Average FICO Score	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $	Average Loan Age (months)	Original Balance $	Delinquency 90+/FC/REO (1)	Cumulative Loss to Date
MH Loans Portfolio 1	700	147,937	119,647	33.1%	119,647	111	327,855	0.8%	7.1%
MH Loans Portfolio 2	701	204,675	191,515	53.1%	191,515	143	434,743	1.5%	5.2%
Residential Loans Portfolio 1	715	58,900	46,614	12.9%	46,614	94	646,357	8.4%	0.3%
Residential Loans Portfolio 2	737	3,795	3,352	0.9%	3,352	74	83,950	0.0%	0.0%

TOTAL/WA	703	415,307	361,128	100.0%	361,128	124	1,492,905	2.2%	5.2%

(1)	The percentage of loans that are 90+ days delinquent, in foreclosure or considered real estate owned (REO).

Subprime Securities portfolio ($ in thousands):

Security Characteristics:

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $	Principal Subordination (3)	Excess Spread (4)
2003	CCC+	15	16,589	8,151	5.2%	8,721	22.6%	4.1%
2004	CCC+	23	69,390	21,406	13.6%	28,455	17.6%	3.7%
2005	B-	26	99,481	35,595	22.7%	42,151	31.0%	4.5%
2006	CCC+	9	73,701	45,621	29.1%	49,858	34.8%	4.7%
2007 & Later	B+	9	66,932	46,052	29.4%	50,270	20.3%	2.9%

TOTAL/WA	B-	82	326,093	156,825	100.0%	179,455	26.4%	4.0%

Collateral Characteristics:

Vintage (1)	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date
2003	99	0.09	9.0%	16.1%	3.6%
2004	83	0.14	8.4%	21.1%	3.9%
2005	72	0.18	9.4%	32.7%	8.4%
2006	59	0.37	12.2%	28.6%	18.0%
2007 & Later	42	0.41	8.0%	19.0%	13.7%

TOTAL/WA	66	0.26	9.5%	25.6%	10.4%

Real Estate ABS portfolios ($ in thousands):

Security Characteristics:

Asset Type	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $	Principal Subordination (3)	Excess Spread (4)
Manufactured Housing	BBB+	7	34,141	33,148	68.4%	34,623	39.9%	1.5%
Small Business Loans	B+	14	36,885	15,328	31.6%	15,865	24.8%	2.1%

TOTAL/WA	BB+	21	71,026	48,476	100.0%	50,488	32.1%	1.8%

Collateral Characteristics:

Asset Type	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date
Manufactured Housing	140	0.27	5.7%	2.5%	12.9%
Small Business Loans	70	0.60	9.2%	27.9%	8.0%

TOTAL/WA	104	0.44	7.5%	15.7%	10.4%

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had approximately $54 million of subprime and ABS securities that were on negative watch for possible downgrade by at least one rating agency as of March 31, 2011.
(3)	The percentage of the outstanding face amount of securities and residual interests that is subordinate to the Company’s investments.
(4)	The annualized amount of interest received on the underlying loans in excess of the interest paid on the securities, as a percentage of the outstanding collateral balance.
(5)	The ratio of original unpaid principal balance of loans still outstanding.
(6)	Three month average constant prepayment rate.
(7)	The percentage of underlying loans that are 90+ days delinquent, in foreclosure or considered real estate owned (REO).

Corporate Assets

The Company owns $577 million of corporate assets (with a basis of $482 million), including REIT debt and corporate bank loans.

•	During the quarter, the Company received $99 million of principal repayments, purchased $51 million of REIT debt and corporate bank loans and sold $6 million of REIT debt.

•	Regarding the Company’s REIT debt portfolio, four securities or $39 million were upgraded (from a weighted average rating of CCC- to B+), no securities were affirmed or downgraded.

•	The weighted average carrying value of these assets changed from 85.7% to 86.5%, an increase of $11 million in the quarter.

REIT debt portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $
Retail	BBB+	9	66,025	62,453	20.9%	72,523
Diversified	B	7	65,036	65,573	22.0%	63,315
Office	BBB	8	76,877	77,941	26.1%	81,420
Multifamily	BBB	4	13,765	13,838	4.7%	14,566
Hotel	BBB-	3	29,220	29,555	9.9%	31,054
Healthcare	BBB	5	41,600	41,656	14.0%	44,574
Storage	A-	1	5,000	5,046	1.7%	5,388
Industrial	BB-	1	2,000	2,060	0.7%	2,041

TOTAL/WA	BBB-	38	299,523	298,122	100.0%	314,881

Corporate bank loan portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Total Basis	Carrying Value Amount $
Real Estate	CC	2	27,654	26,373	14.2%	26,373
Media	CCC-	2	110,710	49,847	27.1%	49,847
Resorts	NR	1	121,184	91,184	49.5%	91,184
Restaurant	B-	2	18,112	16,861	9.2%	16,861

TOTAL/WA	CC	7	277,660	184,265	100.0%	184,265

(1)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including a “negative watch” assignment) at any time. The Company had no corporate assets that were on negative watch for possible downgrade as of March 31, 2011.

CONFERENCE CALL

Newcastle’s management will conduct a live conference call today, May 6, 2011, at 11:00 A.M. Eastern Time to review the financial results for the first quarter ended March 31, 2011. A copy of the earnings press release is posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com

All interested parties are welcome to participate on the live call. You can access the conference call by dialing 1-888-243-2046 (from within the U.S.) or 1-706-679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle First Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. Eastern Time on Friday, May 13, 2011 by dialing 1-800-642-1687 (from within the U.S.) or 1-706-645-9291 (from outside of the U.S.); please reference access code “61984745.”

ABOUT NEWCASTLE

Newcastle Investment Corp. owns and manages a portfolio of diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, projected average life of an investment, expected returns on an investment, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that market conditions cause downgrades of a significant number of our securities or the recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CAUTIONARY NOTE REGARDING EXPECTED RETURNS PRESENTED IN THIS PRESS RELEASE

Expected returns are an estimate of the annualized effective rate of return that we presently expect to be earned over the projected life of an investment (i.e., IRR), after giving effect to existing leverage and calculated on a weighted average basis. Expected returns reflect our estimates of the coupon, amortization of premium or discount, and costs and fees and contemplate our assumptions regarding prepayments and loan losses, among other things. Expected returns may not equal income recognized in future periods, and the estimates we use to calculate expected returns could differ materially from actual results.

The expected returns presented in this press release are forward-looking statements. You should carefully read the cautionary statement above under the caption “Forward-looking Statements”, which directly applies to our discussion of expected returns.

Newcastle Investment Corp.

Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Interest income	$72,203	$70,092
Interest expense	38,165	45,589

Net interest income	34,038	24,503

Impairment (Reversal)
Valuation allowance (reversal) on loans	(41,307)	(95,774)
Other-than-temporary impairment on securities	3,112	64,856
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of reversal of other comprehensive loss into net income (loss)	989	(37,114)

	(37,206)	(68,032)

Net interest income after impairment	71,244	92,535

Other Income (Loss)
Gain (loss) on settlement of investments, net	34,092	9,677
Gain on extinguishment of debt	11,042	48,346
Other income (loss), net	335	(1,480)

	45,469	56,543

Expenses
Loan and security servicing expense	1,060	1,035
General and administrative expense	1,601	3,101
Management fee to affiliate	4,189	4,477

	6,850	8,613

Income from continuing operations	109,863	140,465
Income (loss) from discontinued operations	(190)	(40)

Net Income	109,673	140,425
Preferred dividends	(1,395)	(3,268)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	43,043

Income Available for Common Stockholders	$108,278	$180,200

Income Per Share of Common Stock
Basic	$1.73	$3.36

Diluted	$1.73	$3.36

Income from continuing operations per share of common stock, after preferred dividends and excess of carrying amount of exchanged preferred stock over fair value of consideration paid
Basic	$1.73	$3.36

Diluted	$1.73	$3.36

Income from discontinued operations per share of common stock
Basic	$—	$—

Diluted	$—	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	62,602,184	53,619,643

Diluted	62,611,070	53,619,643

Dividends Declared per Share of Common Stock	$—	$—

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2011 (Unaudited)	December 31, 2010
Assets

Non-Recourse VIE Financing Structures
Real estate securities, available for sale	$1,994,079	$1,859,984
Real estate related loans, held for sale, net	764,254	750,130
Residential mortgage loans, held for investment, net	121,661	124,974
Residential mortgage loans, held for sale, net	246,298	252,915
Subprime mortgage loans subject to call option	404,011	403,793
Operating real estate, held for sale	8,339	8,776
Other investments	18,883	18,883
Restricted cash	131,540	157,005
Derivative assets	7,535	7,067
Receivables and other assets	31,420	29,206

	3,728,020	3,612,733

Recourse Financing Structures and Unlevered Assets
Real estate securities, available for sale	94,587	600
Real estate related loans, held for sale, net	4,608	32,475
Residential mortgage loans, held for sale, net	277	298
Other investments	6,024	6,024
Cash and cash equivalents	160,594	33,524
Receivables and other assets	3,586	1,457

	269,676	74,378

	$3,997,696	$3,687,111

Liabilities and Stockholders’ Equity (Deficit)

Liabilities

Non-Recourse VIE Financing Structures
CDO bonds payable	$2,944,193	$3,010,868
Other bonds payable	246,561	256,809
Notes payable	4,296	4,356
Repurchase agreements	12,527	14,049
Financing of subprime mortgage loans subject to call option	404,011	403,793
Derivative liabilities	153,944	176,861
Accrued expenses and other liabilities	11,745	8,445

	3,777,277	3,875,181

Recourse Financing Structures and Other Liabilities
Repurchase agreements	83,276	4,683
Junior subordinated notes payable	51,252	51,253
Dividends payable	930	—
Due to affiliates	1,351	1,419
Accrued expenses and other liabilities	7,656	2,160

	144,465	59,515

	3,921,742	3,934,696

Stockholders’ Equity (Deficit)

Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of March 31, 2011 and December 31, 2010	61,583	61,583
Common stock, $0.01 par value, 500,000,000 shares authorized, 79,277,184 and 62,027,184 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	793	620
Additional paid-in capital	1,163,604	1,065,377
Accumulated deficit	(1,224,429)	(1,328,987)
Accumulated other comprehensive income (loss)	74,403	(46,178)

	75,954	(247,585)

	$3,997,696	$3,687,111

Newcastle Investment Corp.

Reconciliation of Net Interest Income Less Expenses (Net of Preferred Dividends)

(dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Income available for common stockholders	$108,278	$180,200
Add (Deduct):
Impairment reversal	(37,206)	(68,032)
Other income	(45,469)	(56,543)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	(43,043)
Loss from discontinued operations	190	40

Net interest income less expenses (net of preferred dividends)	$25,793	$12,622